Contact: James C. Miller

724-465-1487

TO BE RELEASED:

Tuesday, January 22, 2002

at 8:00 a.m.

S&T Bancorp, Inc. Announces Record Earnings

Indiana, Pennsylvania (Nasdaq:STBA) - S&T Bancorp today announced earnings for the fourth quarter and the year ending December 31, 2001. Diluted earnings per share increased two percent in the fourth quarter to $0.44 per share from $0.43 per share in 2000. Net income also increased two percent to $11.9 million from $11.6 million in the year ago period.

For the year ending December 31, 2001, diluted earnings per share, inclusive of a one-time extraordinary charge of $.07 per share, increased five percent to $1.75 from $1.66 in 2000. Net income increased five percent to $47.3 million ($49.2 million before the one-time extraordinary charge) from $45.0 million in 2000.

Return on assets and return on equity for 2001 was 2.03% and 16.19%, respectively. Excluding the effects of unrealized gains in the investment portfolios, return on equity was 18.42%.

"I am pleased with our record earnings per share this year, even though the level of earnings growth was below our historical trends, and below our own expectations," commented James C. Miller, president and chief executive officer. "The unprecedented drop in short-term interest rates, along with the effects of a slowing economy on delinquencies and loan demand, caused net interest income to be essentially flat on a year-to-year comparison basis. In addition, a one-time pretax extraordinary loss of $2.9 million ($1.9 million after-tax, or $.07 per share) was incurred on the early repayment of $50.0 million of long-term debt. The compression in net interest income, and the extraordinary loss, were mitigated to some extent by strong noninterest income performance."

Net interest income on a fully taxable equivalent basis decreased $0.8 million in the fourth quarter of 2001 as compared to the fourth quarter of 2000. For the year, net interest income on a fully taxable equivalent basis was $92.9 million in 2001 and $93.1 million in 2000. The net interest margin decreased by 11 basis points to 4.29% in 2001. Contributing to this slowing of net interest income was a $0.4 million increase to delinquent interest.

Miller added, "Performance in our net interest income has been highly influenced by the unprecedented reduction in short-term interest rates during the year. Part of our strategy to modify this sensitivity was the early repayment of some callable long-term debt in the third quarter of 2001, which required a large prepayment penalty. This prepayment penalty was offset by gains on the sale of callable securities in our bond portfolio."

Noninterest income increased $6.1 million or 28 percent (excluding the $2.9 million of bond gains to offset the debt prepayment penalty) in 2001 as compared to 2000. Equity security gains for 2001 were $6.8 million. S&T Investment Company continues to be a stable earnings contributor despite the volatility in the stock markets. It currently has an equity portfolio with a market value of $112.3 million that includes $42.3 million of unrealized gains. Other fees increased $2.6 million or 14 percent, with particularly strong performances in mortgage banking, equity call, debit/credit card and letters of credit fees.

Total assets approximated $2.4 billion at December 31, 2001, a slight increase from December 31, 2000. Loans increased $37.7 million or two percent for the year, despite a $6.3 million contraction in loan volume during the second half of 2001 as the economy and demand slowed significantly. Deposit growth was very strong throughout 2001, increasing $86.0 million or six percent over the last 12 months.

Asset quality measurements for 2001 reflected the recessionary economic environment. Nonperforming assets totaled $10.0 million or 0.42 percent of total assets at December 31, 2001 as compared to $3.4 million or 0.15 percent for the same period last year. Loan net charge-offs for 2001 were $5.5 million or 0.33 percent of average loans. Included in the net charge-offs is an additional $1.8 million write-down during the fourth quarter 2001 for two manufacturing loans that were placed into nonperforming status and partially charged-off during the third quarter. The additional charge was made to reflect the fair market value decline of the collateral during this period of economic recession. Provision for loan losses was $5.0 million in 2001 and $4.0 million in 2000. The allowance for loan losses at December 31, 2001 was $26.9 million or 1.64 percent of total loans as compared to $27.4 million or 1.71 percent at December 31, 2000.

S&T Bancorp, Inc. increased its common stock quarterly dividend to $0.24 per share on December 17, 2001. This dividend is payable on January 25, 2002 to shareholders of record as of December 31, 2001. This represents a nine percent increase over the $0.22 per share quarterly dividend declared a year ago. The book value per share was $11.01 on December 31, 2001, and the market price closed at $24.28. The S&T Bancorp, Inc. Board of Directors also authorized a stock buyback program for 2002 of 1 million shares, or approximately four percent of shares outstanding.

Miller added, "There are still many uncertainties regarding the economy and interest rates as we enter 2002. I believe, however, that S&T is well positioned for change in both the economy and interest rates, regardless of the timing or direction of those changes this year. As we prepare to celebrate our 100th anniversary in 2002, we remain committed to providing superior long-term returns to our shareholders. Our balance sheet, capital, liquidity and operations infrastructure are well positioned to take advantage of internal or acquisition growth opportunities in 2002. We are anticipating net loan growth of about four to six percent and deposit growth of two to four percent for the year. We are also anticipating that our net interest margin will remain relatively stable at 4.29% for the year. Fee income is projected to increase seven to ten percent in 2002. The $112.3 million of equity securities in our S&T Investment Company should allow us to recognize $5.0 -$7.0 million of equity security gains in 2002. Asset quality statistics are expected to stabilize with provision expense and net charge-offs both approximating $5.0 million. We believe the combination of these factors, along with anticipated increases in non-interest expense of five to six percent, will allow us to grow our earnings per share by five to seven percent in 2002 to a range of $1.83 to $1.87."

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 40 offices within Allegheny, Armstrong, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $2.4 billion, S&T Bancorp, Inc. stock trades on the Nasdaq National Market System under the symbol STBA.

This information contains forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements. Factors that could cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, asset quality, including real estate and other collateral values, and competition. This information should be read in conjunction with the audited financial statements and analysis as presented in the Annual Report on Form 10-K for S&T Bancorp, Inc. and subsidiaries.